Exhibit 99.1

Medifast, Inc. Announces Second Quarter 2016 Financial Results

Second Quarter 2016 Revenue of $71.1 Million

OWINGS MILLS, Md., August 3, 2016 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven weight-loss and healthy living products and programs, today reported financial results for the second quarter ended June 30, 2016.

“Our team’s efforts to better differentiate our business segments and highlight their respective value propositions helped to fuel solid financial performance in the quarter. In Take Shape For Life, we have built a strong foundation for continued success and are pleased with the double-digit revenue growth in this business unit in the second quarter, which was the highest level of year-over-year growth in three years,” said Michael C. MacDonald, Medifast Chairman and Chief Executive Officer. “It’s an exciting time for all of us at Medifast, and we believe the company is well positioned for the future as we drive sustainable top and bottom line growth.”

Second Quarter 2016 Results

Results from Continuing Operations

Income from continuing operations was $3.4 million, or $0.29 per diluted share, based on approximately 11.9 million shares outstanding. Second quarter 2015 income from continuing operations was $5.8 million, or $0.48 per diluted share, based on approximately 12.2 million shares outstanding. Second quarter adjusted income from continuing operations was $7.5 million, or $0.63 per diluted share, compared to adjusted income from continuing operations of $6.0 million, or $0.50 per diluted share in the second quarter of 2015. Adjusted income from continuing operations is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

For the second quarter, Medifast revenue from continuing operations decreased 1.5% to $71.1 million from revenue of $72.2 million in the second quarter of 2015.

Revenue in Take Shape For Life, was up 10% to $57.4 million in the second quarter of 2016, compared to $52.3 million in the second quarter of the prior year. This is the sixth straight quarterly improvement in the year-over-year trend.

The total number of active earning Health Coaches in the second quarter was 12,800, compared to 11,800 in the second quarter of 2015. The average revenue per active earning Health Coach for the quarter was $4,479 as compared to $4,423 in second quarter of 2015.

The Company's Medifast Direct business unit revenue decreased 32% to $9.3 million, compared to $13.7 million in the second quarter of 2015. Second quarter advertising spending for this business unit decreased to $1.6 million from $4.1 million in the second quarter of 2015. While customer acquisition challenges continued to be addressed, this business unit provided strong contributions to overall profitability in the second quarter of 2016.

Revenue in the Franchise Medifast Weight Control Centers business decreased to $4.1 million from $4.7 million in the second quarter of last year. The decrease in revenue was primarily driven by fewer franchise centers in operation during the period. The Company ended the quarter with 57 franchise centers in operation compared to 62 centers at the end of the same period last year.

In the second quarter, the Wholesale business unit revenue decreased to $0.3 million, compared to $1.5 million in the same period last year. This decrease was due to the loss of certain accounts resulting from Medifast enforcement of business partner compliance requirements in mid-2015.

Gross profit for the second quarter of 2016 was flat at $53.2 million compared to the second quarter of 2015. The Company's gross profit as a percentage of revenue increased 110 basis points to 74.8% from 73.7% in the second quarter of 2015, primarily driven by price increases and improvements in the Company’s Supply Chain operations.

Selling, general and administrative expenses (“SG&A”) increased $3.7 million to $48.2 million compared to $44.5 million in the second quarter of 2015. SG&A expenses in the second quarter of 2016 include a $6.1 million non-cash asset impairment expense associated with the abandonment of software under development for Take Shape For Life compared to the second quarter of 2015 which included $0.3 million in extraordinary legal and advisory expenses resulting from 13D filings. The decision to abandon the software, which was determined in the final stages of the quarterly close process, was the result of an in depth analysis of proven alternatives now available in the market which are a better fit for the Company’s business going forward and the cost of these alternatives when compared to the ongoing development and maintenance of the abandoned software. Excluding these items, adjusted SG&A was $42.1 million or 59.2% of revenue, compared to $44.2 million, or 61.3%, in the second quarter of 2015.

Sales and marketing expense decreased $2.9 million in the second quarter of 2016 compared to the second quarter of 2015.

The second quarter 2016 effective tax rate was 33.3%, compared to 33.8% in the second quarter of 2015. The decrease in the effective tax rate was due to an increase in the domestic manufacturing deduction and a change in the tax law making certain research and development credits permanent.

Discontinued Operations

As previously disclosed, the Company exited the Medifast Weight Control Center corporate model with the sale of 41 centers to existing franchise partners and the closure of the remaining 34 corporate centers. For second quarter of 2016, the Company had no activity from discontinued operations compared to income from discontinued operations, net of tax, of $0.4 million for the second quarter of 2015.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $91.3 million and working capital of approximately $73.4 million as of June 30, 2016.  Cash, cash equivalents, and investment securities increased $12.5 million to $79.6 million as of June 30, 2016 compared to $67.1 million at December 31, 2015.

The Company paid a quarterly cash dividend of $3.0 million, or $0.25 per share, during the second quarter of 2016. The Company did not repurchase any shares during the second quarter of 2016, and has approximately 850,000 shares remaining on its repurchase authorization as of June 30, 2016. The Company remains free of interest bearing debt.

Outlook

The Company expects third quarter 2016 revenue from continuing operations to be in the range of approximately $64.0 million to $67.0 million and earnings per diluted share from continuing operations in the range of $0.43 to $0.46 per diluted share.

For fiscal year 2016, the Company reiterated its guidance for revenue from continuing operations to be in the range of $275.0 million to $282.0 million. Earnings per diluted share from continuing operations is now expected to be in the range of $1.38 to $1.43 to reflect the second quarter non-cash impairment charge. The Company is raising its guidance for adjusted earnings per diluted share from continuing operations to $1.79 to $1.84 per diluted share from prior guidance of $1.75 to $1.80. Adjusted earnings per diluted share excludes $1.2 million of restructuring costs associated with separation agreements for several senior executives and a $6.1 million non-cash asset impairment expense. The fiscal year 2016 guidance assumes a 33% to 34% effective tax rate.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on August 3, 2016. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastNow.com, and will be archived online through August 17, 2016. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, August 3, 2016, through August 10, 2016. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10089278.

About Medifast®:

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven provider of weight-loss and healthy living products and programs. Medifast aims to help customers lead a healthier lifestyle through a holistic approach to weight-loss and weight management, nutrition education and fitness. Medifast’s proven results are based on the use of structured meal plans featuring Medifast Meals, which are nutritionally designed to assist customers with successful weight-loss and weight management. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. The company also offers sports nutrition products under the brand Dual Fuel™ that are formulated to provide athletes and active individuals with the right balance of carbohydrates and high quality protein for top performance. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	(Unaudited)	(Audited)
	June 30, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$58,610	$42,037
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $514 and $417	1,627	1,633
Inventory	11,364	13,335
Investment securities	20,975	25,072
Income taxes, prepaid	-	1,549
Prepaid expenses and other current assets	3,473	2,886
Deferred tax assets	1,703	1,208
Current assets of discontinued operations	-	353
Total current assets	97,752	88,073

Property, plant and equipment - net	20,136	29,029
Other assets	165	205
Long-term assets of discontinued operations	19	19

TOTAL ASSETS	$118,072	$117,326

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$22,361	$22,504
Income taxes payable	1,356	-
Current maturities of capital leases	111	219
Current liabilities of discontinued operations	482	841
Total current liabilities	24,310	23,564

Other liabilities:
Deferred tax liabilities	2,475	4,890
Long-term liabilities of discontinued operations	22	288
Total liabilities	26,807	28,742

Stockholders' Equity:
Common stock; par value $.001 per share; 20,000 shares authorized;
12,024 and 12,014 issued
11,848 and 11,797 issued and outstanding	12	12
Additional paid-in capital	910	-
Accumulated other comprehensive income/(loss)	124	(62)
Retained earnings	90,219	88,634
Total stockholders' equity	91,265	88,584

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$118,072	$117,326

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share & dividend data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue	$71,144	$72,161	$143,489	$145,525
Cost of sales	17,919	18,994	37,070	38,588
Gross Profit	53,225	53,167	106,419	106,937

Selling, general, and administrative	48,201	44,504	95,127	91,762

Income from operations	5,024	8,663	11,292	15,175

Other income (expense)
Interest and dividend income, net	65	164	180	296
Other income (expense)	3	1	(21)	149
	68	165	159	445

Income from continuing operations before income taxes	5,092	8,828	11,451	15,620
Provision for income taxes	1,695	2,981	3,794	5,357

Income from continuing operations	3,397	5,847	7,657	10,263
Income from discontinued operations, net of tax	-	401	-	429
Net income	$3,397	$6,248	$7,657	$10,692

Basic earnings per share
Earnings per share from continuing operations	$0.29	$0.48	$0.65	$0.85
Earnings per share from discontinued operations	$-	$0.03	$-	$0.03
Earnings per share	$0.29	$0.51	$0.65	$0.88

Diluted earnings per share
Earnings per share from continuing operations	$0.29	$0.48	$0.64	$0.84
Earnings per share from discontinued operations	$-	$0.03	$-	$0.04
Earnings per share	$0.29	$0.51	$0.64	$0.88

Weighted average shares outstanding -
Basic	11,811	12,069	11,817	12,085
Diluted	11,884	12,159	11,891	12,176

Cash dividends declared per share	$0.25	$-	$0.50	$-

MEDIFAST, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES(1)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Selling, general, and administrative	$48,201	$44,504	$95,127	$91,762
Adjustments
Impairment of assets	6,083	-	6,083	-
Restructuring charges	-	-	1,166	-
Legal expenses- 13D	-	266	-	2,110
Adjusted selling, general, and administrative	$42,118	$44,238	$87,878	$89,652

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Income from operations	$5,024	$8,663	$11,292	$15,175
Adjustments
Impairment of Assets	$6,083	$-	$6,083	$-
Restructuring Charges	-	-	1,166	-
Legal expenses- 13D	-	266	-	2,110
Adjusted Income from operations	$11,107	$8,929	$18,541	$17,285

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Income from continuing operations	$3,397	$5,847	$7,657	$10,263
Adjustments (2)
Impairment of Assets	$4,058	$-	$4,068	$-
Restructuring Charges	-	-	780	-
Legal expenses- 13D	-	176	-	1,386
Adjusted income from continuing operations	$7,455	$6,023	$12,504	$11,649
Loss on discontinued operations, net of tax	-	401	-	429
Adjusted Net Income	$7,455	$6,424	$12,504	$12,078

Diluted earnings per share from continuing operations (3)	$0.29	$0.48	$0.64	$0.84
Impact for adjustments (3)	0.34	0.02	0.41	0.12
Adjusted diluted earnings per share from continuing operations (3)	$0.63	$0.50	$1.05	$0.96
Diluted Loss per share from discontinued operations (3)	$-	$0.03	$-	$0.04
Adjusted diluted earnings per share (3)	$0.63	$0.53	$1.05	$1.00

	Three Months Ended September 30, 2016 Guidance	Fiscal 2016 Guidance

Diluted earnings per share from continuing operations	$0.43 - $0.46	$1.38 - $1.43
Adjustments (4)
Impairment of assets	-	0.34
Restructuring charges	-	0.07
Adjusted diluted earnings per share from continuing operations	$0.43 - $0.46	$1.79 - $1.84

(1)	In regards to the restructuring charges, these non-GAAP measures are being provided as pro-forma statements to provide information regarding expected future performance. The departed executives included in the restructuring were employed in 2015; and therefore, the 2016 results excluding these charges are not comparative to the 2015 results.

(2)	The tax effected impact of adjustments is calculated utilizing the effective tax rate for the period presented, which may differ for quarterly and year-to-date periods.

(3)	The weighted-average diluted shares outstanding used in the calculation of these non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.

(4)	The tax effected impact of adjustments is calculated utilizing a 33% effective tax rate.